Exhibit 10.1

CEO SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CEO SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is dated as of June 11, 2021, by and between Menderes Akdag, an individual whose address is 7136 NE 8 Drive, Boca Raton, FL 33487 (“Executive”), and PetMed Express, Inc., a Florida corporation, whose principal place of business is located at 420 S Congress Ave #100, Delray Beach, FL 33445 (the “Company”). The Company and Executive are individually referred to as a “Party”, and are collectively referred to in this Agreement as the “Parties.”

RECITALS

A.    Executive is currently the President and Chief Executive Officer (“CEO”), and a member of the Board of Directors of the Company.

B.    Executive’s prior Executive Employment Agreement with an effective date of March 16, 2001, as amended, will terminate effective July 30, 2021 (the “Employment Agreement”), and will not be renewed or extended.

C.    Executive and the Company desire to effectuate an orderly transition to a new CEO as described in more detail below.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

TERMS

1.    Recitals; Certain Definitions. The Recitals are true and correct and are incorporated into this Agreement.

2.    Employment. Executive shall remain in his current position as President and CEO of the Company under, and subject to the terms of, the Employment Agreement, through and including July 30, 2021 (the “Employment Termination Date”), and he shall remain a member of the Board of Directors during such period. Effective automatically as of the Employment Termination Date, Executive hereby resigns as a director and officer of, and from any and all other positions the Executive holds with the Company and its subsidiaries. The Executive and Company hereby agree that this Agreement is currently effective, and shall replace the Employment Agreement as of July 31, 2021, and accordingly the Employment Agreement will expire according to its terms as of July 30, 2021. Until the Employment Termination Date, Executive agrees to continue to give his full time and attention to the affairs of the Company as its CEO, which Executive acknowledges includes to fully and completely reasonably cooperate with those persons designated by the Board of Directors to work with him on a transition to a new CEO, including but not limited to promptly answering questions, and providing timely and accurate information and data about the operations of the Company to the persons assigned by the Board of Directors. For a period of six months following the Employment Termination Date (the “Cooperation Period”), while Executive shall not be employed by, or be serving as a consultant for the Company, Executive shall be reasonably available by telephone to provide timely and accurate answers to questions posed by members of the Board of Directors or executive management of the Company as to matters Executive was involved with during the term of his employment with the Company or as to which Executive has specific knowledge.

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3.    Stock Vesting. Notwithstanding the termination of Executive’s employment as of July 30, 2021, the Company agrees that so long as Executive has complied with the Employment Agreement, the Restrictive Covenant Agreement (as defined below), and this Agreement through and including July 31, 2021, the 37,800 shares of restricted stock granted to Executive shall vest, and shall be issued to Executive, and the tax thereon shall be paid by the Company, all as provided in the Employment Agreement, as amended, including specifically Amendment No. 8 to Executive Employment Agreement.

4.    Statement Regarding Termination of Employment. The Company shall provide Executive with drafts of all written disclosures the Company intends to make with respect to the circumstances of the termination of Executive’s employment for Executive’s review and comment. Further, if asked or if volunteering the information, the Parties shall explain that Executive and the Company agreed that Executive’s employment would terminate as of the Employment Termination Date.

5.    Severance Payments. In exchange for the mutual covenants and releases set forth in this Agreement, and contingent on Executive’s compliance with the Employment Agreement, the Restrictive Covenant Agreement, and this Agreement, and further contingent on Executive not revoking this Agreement during the Revocation Period (as defined below) and Executive executing and delivering to the Company the reaffirmation statement set forth immediately following Executive’s signature below, the Executive will be entitled to the following:

Severance Payments. The Company agrees to provide Executive with a lump sum payment in the amount of Three Hundred Twenty-Five Thousand Dollars and No Cents ($325,000.00) minus legally required tax withholdings (the “First Severance Payment”). The First Severance Payment shall be paid to Executive no later than August 10, 2021. The Company agrees to pay the Executive a second lump-sum payment of Three Hundred Twenty-Five Thousand Dollars and No Cents ($325,000.00) minus legally required tax withholdings to be paid on December 31, 2021 (the “Second Severance Payment”). Both of these payments shall be referred to as “Severance Payments”, and shall be conditioned on the above conditions being satisfied. Executive is excused from the contingency of, and from executing and delivering to the Company the reaffirmation statement if the Company has materially breached this Agreement.

6.    Nondisclosure, Non-Compete and Non-Solicitation Agreement.

a.    Reaffirmation. Executive reaffirms and agrees to be bound by all of the terms and provisions of that certain Non-Disclosure, Non-Compete and Non-Solicitation Agreement entered into by and between the Company and Executive with an effective date of November 12, 2012, that is attached hereto as Exhibit “A” and is made a substantive part of this Agreement (the “Restrictive Covenant Agreement”). The Parties affirm that for purposes of the Restrictive Covenant Agreement, the date of Executive’s termination of his employment with the Company is the Employment Termination Date.

b.    Nondisparagement. Subject to Section 10 and Section 11 below, Executive agrees to not make any statements, written or oral, while employed by the Company and thereafter, which would be reasonably likely to disparage or damage the Company or its Affiliates and subsidiaries or the personal or professional reputation of any present or former employees, officers, or directors of the Company and its Affiliates or subsidiaries; provided that the Executive will respond accurately and fully to any question, inquiry or

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request for information when required by legal process. The Company agrees that it will instruct each of its directors, officers, and employees not to make any disparaging communication regarding Executive, and no such person or entity will be authorized on the Company’s behalf to make any such disparaging communications regarding Executive, provided that nothing shall be deemed to preclude the Company and any of its directors, officers, or employees from complying with disclosure or other obligations imposed by law or regulation (including under the rules of the Securities and Exchange Commission) or accurately and fully responding to any question, inquiry or request for information when required by legal process. For purposes of this Agreement, the term “Affiliate” means, as to any specified person or entity, any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by, such specified person or entity. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).

7.    Survival of Certain Obligations. Notwithstanding the termination of Executive’s employment, the obligations, covenants, and restrictions set forth in the Restrictive Covenant Agreement shall continue to remain in full force and effect at all times hereafter in accordance with the terms of the Restrictive Covenant Agreement. The Parties agree that following the Employment Termination Date, Executive will no longer be a “Reporting Person” as defined under the Company’s Statement of Policy Regarding Insider Trading. Notwithstanding the foregoing, Executive acknowledges and agrees that (i) he shall be subject to all applicable laws with respect to trading on material, nonpublic information regarding Company (including without limitation material, nonpublic information received by the Executive in connection with the communications contemplated by the last sentence of Section 2 hereof) and (ii) he, and not Company, shall be responsible for all reporting and other obligations that Executive may have under Section 16 of the Securities Exchange Act of 1934, as amended.

8.    No Claim for Additional Compensation or Injury. Executive agrees that Executive has been paid all amounts owed to Executive under the Employment Agreement as of the date of this Agreement and any failure to make payments owed to Executive under the Employment Agreement shall also constitute a breach of this Agreement. Executive also represents that Executive is not aware of any conduct that Executive believes would constitute fraud, any accounting or financial improprieties, or any conduct that would be unlawful under Sarbanes-Oxley, Dodd-Frank, or any other similar statute or Company policy. Executive agrees that Executive has not suffered any on the job injury for which Executive has not already filed a claim.

9.    Releases and Waivers of Claims.

a.    In consideration for the payments and other benefits provided for under this Agreement, Executive hereby unconditionally and irrevocably releases, waives and forever discharges the Company and all past and present parents, successors in interests and assigns, Affiliates, subsidiaries, divisions, departments, wholly-owned corporations or partnerships, business associations, sole proprietorships, insurers and its current or former officers, agents, representatives, attorneys, fiduciaries, administrators, directors, stockholders, members, partners, or employees, in both their individual and official capacities (herein collectively referred to as “Released Parties”) of and from, and agrees not to sue and not to assert against them any causes of action, claims and demands

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whatsoever, at law, in equity, or before any agency or commission of local, state and federal governments, arising, alleged to have arisen, or which might have been alleged to have arisen, or which may arise under any law including, but not limited to, the Civil Rights Act of 1886, 1871, 1964, and 1991; 42 U.S.C. Section 1981; the Age Discrimination in Employment Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the National Labor Relations Act; the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986; the Worker Adjustment Retraining and Notification Act; the Occupational Safety and Health Act; the Consolidated Omnibus Budget Reconciliation Act; the Florida Civil Rights Act of 1992; the Florida Minimum Wage Act; the Genetic Information Nondisclosure Act, the Florida Whistle-Blower’s Act; Sections 440.205 and 448.101-105, Florida Statutes, and any other statutory, common law, or public policy claim, whether in tort (including without limitation any claim for assault, battery, intentional infliction of emotional distress, invasion of privacy, negligence, or negligent hiring, retention, or supervision) or contract including but not limited to any claims of any breach of any prior employment agreements with the Company (including the Employment Agreement); whether federal, state, or local; whether at law or in equity; including attorney fees, costs, and expenses, to the date of this Agreement. Executive expressly intends this release to reach to the maximum extent permitted by law. Notwithstanding this provision, expressly excluded from this release, and not being released, are each of the following:

(i)         Company’s obligations to Executive pursuant to this Agreement, the Company’s obligation to Executive under the Employment Agreement through the Termination Date, the Indemnification Agreement attached as Exhibit “B”, and all other agreements between the Parties that remain in force and effect (collectively the “Surviving Agreements”), and

(ii)         Executive’s status as a shareholder of the Company, and the right to vote all shares of Company common stock held by the Executive and receive all dividends (if any) with respect thereto.

b.         In consideration for the payments and other benefits provided for under this Agreement, the Company hereby unconditionally and irrevocably releases, waives and forever discharges Executive of and from, and agrees not to sue and not to assert against Executive any causes of action, claims and demands whatsoever, at law, in equity, or before any agency or commission of local, state and federal governments, arising, alleged to have arisen, or which might have been alleged to have arisen, or which may arise under any law including any statutory, common law, or public policy claim, whether in tort (including without limitation any claim for assault, battery, intentional infliction of emotional distress, invasion of privacy, negligence, or negligent hiring, retention, or supervision) or contract including but not limited to any claims of any breach of any prior employment agreements with the Company (including the Employment Agreement); whether federal, state, or local; whether at law or in equity; including attorney fees, costs, and expenses, to the date of this Agreement. The Company expressly intends this release to reach to the maximum extent permitted by law. Notwithstanding this provision, expressly excluded from this release, and not being released are each of the following:

(i)         Executive’s obligations to the Company pursuant to the Surviving Agreements, and

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(ii)         any claim arising from any wrongful act or omission by the Executive that the Board of Directors of the Company (excluding the Executive) first learns about after the date of the execution of this Agreement.

As of the date of this Agreement, the Board knows of no facts and circumstances that would cause the Company or its Directors to have any claims against Executive.

10.    Challenge to Enforceability. Executive agrees not to challenge the enforceability of any provision of this Agreement in any court of competent jurisdiction or arbitration, except as to validity under the Age Discrimination in Employment Act of 1967. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies. Nothing in this Agreement shall prevent Executive’s participation in any legal proceedings against the Company or any Released Party in compliance with a summons that requires such participation, or Executive’s initiation of or participation in administrative proceedings or investigations of the EEOC or other Government Agencies; provided, however, that this Agreement shall prevent Executive from receiving any monetary or financial damages or recoveries from the Company or any Released Party or reinstatement with the Company in connection with any such proceedings or investigations which is not based on recovering or receiving an award paid by a Government Agency. Executive represents that Executive has not filed or asserted any claims whatsoever against the Company or any Released Party. Executive is not aware of any conduct by the Company or any Released Party that may violate any federal, state or local law, rule or regulation. Nothing contained in this Agreement shall prevent either Party from bringing any claim for breach or to otherwise take legal action to enforce its terms.

11.    Defend Trade Secrets Act Disclaimer.

a.    Nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law.  The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.

b.    If Executive believes that any employee or any third party has misappropriated or improperly used or disclosed trade secrets or confidential information, Executive should report such activity to the Company’s Chairman of the Board. This Agreement is in addition to and not in lieu of any obligations to protect the Company’s trade secrets and confidential information which otherwise exists. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

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12.    Indemnification. After the Employment Termination Date, the Company shall indemnify Executive pursuant to the terms of the Indemnification Agreement attached as Exhibit “B”, which the Parties acknowledge remains in full force and effect.

13.    Default. If the Company fails to make either of the Severance Payments on the specified dates, with time being of the essence, and the Company fails to make the payment within five (5) days of the date of an email sent to the Company advising of the default in payment, then the Company shall be in default of this Agreement, and Executive shall have all rights and remedies available at law and equity.

14.    Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the Parties now or at any time may be residents of or engage in activities in a different state. Executive agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Executive hereby consents to the jurisdiction of any court sitting in Ft. Lauderdale, Florida, including the United States District Court for the Southern District of Florida. THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT.

15.    Legal Fees. In the event of any controversy arising under or relating to the interpretation or implementation of this Agreement, or the breach thereof, the prevailing Party will be entitled to attorneys’ fees and costs for any trial and appellate proceedings.

16.    Entire Agreement. This Agreement incorporates the entire understanding among the Parties with respect to the subject matter hereof. In reaching the agreements in this Agreement, neither Party has relied upon any representation or promise, oral or written, except those set forth herein. This Agreement has been duly authorized by the Parties, and duly executed on behalf of each Party by the duly authorized officers or principals and in the manner required by all laws and regulations applicable to each such entity.

17.    Counterpart Signatures. This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

18.    Assignment. This Agreement shall be binding upon and inure solely to the benefit of each Party identified herein, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Company may assign this Agreement to any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the business and/or assets of the Company. In as much as the duties of Executive hereunder are personal in nature, he may not assign this Agreement.

19.    Standstill. Without the prior written consent of the Company, the Executive shall not, nor shall he permit his Affiliates to, at any time prior to July 31, 2022: (a) except at the invitation of the Board of Directors of the Company, propose to enter into any merger or business combination involving the Company or its Affiliates or to purchase a material portion of the assets of the Company or its Affiliates; (b) make, or in any way participate, directly or indirectly, in any

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“solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the Securities Exchange Act of 1934, as amended), or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (c) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company; or (d) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company.

20.    Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, it shall be deemed modified, only to the extent necessary to make it lawful. To effect such modification, the said provision shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the Parties as originally expressed herein.

21.    Voluntary Execution. Executive represents that Executive has read this Agreement in its entirety and that Executive has had the opportunity to consult with legal counsel prior to signing this Agreement, that Executive has in fact consulted with his attorney Andrew Lavin, Esq. who has represented Executive in the negotiation of this Agreement and that Executive is fully aware of its contents and of its legal effect. Executive signs this Agreement of Executive’s own free will and act, without any legal reservations, duress, coercion or undue influence, and it is Executive’s intention that Executive be legally bound hereby. Each Party has had independent counsel and as such, each party shall bear his or its respective legal fees and expenses relating to this Agreement.

22.    Period to Consider and Revoke. Executive acknowledges that Executive was offered the opportunity to consider this Agreement for a period of twenty-one (21) days from the time Executive received it on June 7, 2021 and is hereby advised to review it with an attorney of Executive’s choice. This Agreement does not become effective until eighth (8th) day after the date Executive signs this Agreement and provides the Company with an original thereof. Executive can

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revoke the Agreement at any time during the seven (7) days after signing it (the “Revocation Period”).

23.    Acceptance and/or Revocation. IMPORTANT NOTICE TO EXECUTIVE: You may accept this Agreement by signing it and returning it to the Company. You may exercise your right to revoke your decision to sign this Agreement by sending a written notice of revocation to the individual and address specified below by no later than the last day of the Revocation Period stated above:

Dr. Gian Fulgoni

1800PetMeds

Email: gian@fulgoni.net

420 South Congress Avenue, #100

Delray Beach, Florida 33445

IN WITNESS WHEREOF, the Parties have duly executed this CEO Separation Agreement and General Release as of the date first written above.

PetMed Express, Inc.

By: /s/ Gian Fulgoni

Dr. Gian Fulgoni

Its: Chair, Board of Directors

EXECUTIVE:

/s/ Menderes Akdag

Menderes Akdag, individually

Date of Signature: June 11, 2021

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REAFFIRMATION

Not to be signed before July 31, 2021

Reference is hereby made to the CEO Separation Agreement and General Release, dated June 11, 2021 (the “Separation Agreement and General Release”), between PetMed Express, Inc. and Menderes Akdag. The undersigned hereby agrees and affirms that, as a condition to receiving the Severance Payments, the undersigned hereby reaffirms and recommits to adhere to all of the obligations, covenants, releases, and waivers contained in the Separation Agreement and General Release. Should Menderes Akdag provide written notice to the then Chair of the Company’s Board of Directors of his intent not to sign this Reaffirmation pursuant to Section 5, all of the waivers and releases contained in the Separation Agreement and General Release granted by him to the Released Parties shall be void.

______________________________

Menderes Akdag

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EXHIBIT “A”

NON-DISCLOSURE, NON-COMPETE

AND NON-SOLICITATION AGREEMENT

         THIS NON-DISCLOSURE AND NON-COMPETE AGREEMENT (hereinafter the “Agreement”) is made and entered into as of Nov 12th, 2012 (the “Effective Date”) by and between PetMed Express, Inc. (hereinafter the “Employer”), a Florida corporation, and Menderes Akdag, an individual (hereinafter the “Employee”). Employer and Employee are referred to herein collectively as the “parties.”

For and in consideration of Employee’s employment by Employer and as a material inducement for Employer to provide Employee with training, to disclose certain confidential, proprietary information to Employee in connection with his/her employment in the operation of its business, and in consideration for Employer permitting Employee to work with Employer’s customers, clients, vendors, databases, and for other good and valuable consideration, the receipt and adequacy of which are hereby stipulated and acknowledged, Employee agrees to be bound by the following representations, warranties and covenants, to be effective unless expressly stated in writing to the contrary, during and at all times after Employee’s employment by Employer.

1.    Recitals. The above recitals are true and correct and are incorporated herein by this reference.

2.    Definitions.

a.	Employer. For purposes of this Agreement, “Employer” shall mean PetMed Express, Inc., its subsidiaries, affiliates, successors and any and all assigns.

b.

Facility. For purposes of this Agreement, “facility” or “facilities” shall mean any office, location and/or training site of Employer whether already existing as of the Effective Date of this Agreement or thereafter.

3.    Covenant Not to Disclose. In connection with Employee’s employment by Employer, Employer will disclose or make known to Employee and Employee will be given access to or may become acquainted with various confidential, trade secret, and/or proprietary information and ideas, proprietary rights, techniques and applications all relating to Employer’s business concepts and activities, including without limitation, databases, files, customers and customer lists, vendors and vendor lists, customer and vendor confidential information, potential or prospective customers, policy information and trade secrets regarding procedures, processes, business methods, manuals, marketing strategies and information, sales reports, cost reports and lists, employment lists, competitor reports, supplies, price lists, computer systems and other information and know-how, all relating to or useful in Employer’s business and from which Employer derives independent, economic value, which have not been disclosed to the general public and which are subject to Employer’s efforts to maintain the information as secret and/or confidential. In particular, but without limiting the foregoing, Employee acknowledges and stipulates that Employer has compiled and developed customer and vendor lists, specialized training techniques, cultivated customer and vendor relationships, and built goodwill over an extended period of time in the provision of its services which is deemed highly confidential, trade secret and proprietary

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information (hereinafter the information which is the subject of this Paragraph shall be referred to, collectively as “Confidential Business Information.”). Employee recognizes and acknowledges that the Confidential Business Information, in any form or medium, belongs to and shall remain the exclusive property of Employer and constitutes proprietary information and trade secrets of Employer. Upon termination of Employee’s employment with Employer for any reason, Employee represents, warrants and agrees that for a period of ten (10) years thereafter for trade secrets, or for a period of two (2) years thereafter in all other instances, Employee will keep any and all Confidential Business Information from being known or disclosed (directly or indirectly) to any person or entity, except for the exclusive use and benefit of Employer.

4.    Termination Of Employment. Upon termination of Employee’s employment with Employer for any reason, Employee agrees to immediately surrender and return to Employer all documents, information, records, materials, notebooks, devices, and any other materials in any medium whatever in Employee’s possession or under Employee’s control which contain, may contain or be derived from the Confidential Business Information, together with all documents, notes or other work product which is in any way connected with or derived from Employee’s services to, or affiliation with, the Employer and shall certify in writing that he/she has done so. Employee acknowledges that he/she shall never derive any proprietary interest in or right to any of the work product which he/she or others develop or use, or which may arise out of Employee’s employment by Employer.

5.    Covenant Not To Compete And Not Solicit. Employee acknowledges and agrees that Employer would be unable to protect the Confidential Business Information against unauthorized use or disclosure and would be unable to disclose to Employee the Confidential Business Information unless Employee agreed to the covenants contained herein and described in this Paragraph. Employee covenants that so long as Employee is an employee of Employer and for a period of two (2) years thereafter, Employee will not:

a.

Directly or indirectly engage in any business that is in actual or prospective competition with Employer whether as a principal, officer, director, proprietor, employee, contractor, partner, investor, advisor, agent, representative or other participant. This Paragraph shall not however, prohibit Employee from owning stock in any publicly traded corporation so long as such ownership does not exceed five percent (5%) of the total value of the outstanding stock of such corporation;

b.

Directly or indirectly, solicit or otherwise attempt to induce or solicit, or in any other manner influence, any current or future employee or vendor of Employer to terminate or modify his/her/its relationship with Employer. Employee acknowledges and agrees that Employer has a legitimate business interest in prohibiting Employee from soliciting or interfering with Employer’s current and future employees and vendors; and

c.

Directly or indirectly solicit or otherwise attempt to induce or solicit, or in any other manner influence, any customer or prospective customer of Employer for any business purpose other than for the benefit of Employer. Employee acknowledges and agrees that Employer has a legitimate business interest in prohibiting Employee from soliciting its customers or prospective customers.

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6.    Reasonableness of Restrictions. Employee acknowledges and agrees that the restrictions contained in Paragraphs 3 and 5 above including, but not limited to, the time period of the restrictions, the geographic areas of the restrictions, and the scope of the restrictions, are fair and reasonable and are not the result of overreaching, duress or coercion of any kind. Employee also acknowledges and agrees that his/her full, uninhibited and faithful observance of the covenants contained in this Agreement will not cause any undue hardship, financial or otherwise, and that the enforcement of each of the covenants contained in this Agreement will not impair his/her ability to obtain gainful employment acceptable without violating this Agreement in the event Employee’s employment with Employer terminates for any reason whatsoever, and that there are numerous other employment and business opportunities available to Employee that are not affected by the restrictions set forth in this Agreement. Employee further acknowledges and agrees that the restrictions set forth in this Agreement do not impose any greater restraint than is necessary to protect the goodwill, proprietary information and other legitimate business interests of Employer and its affiliated entities, officers, directors, shareholders and employees.

7.    Remedies. Employee acknowledges and agrees that the Confidential Business Information described in this Agreement is a unique and valuable asset of Employer, and that Employer will be irreparably damaged if this Agreement is not enforced. Employee also acknowledges and agrees that in the event of Employee’s breach (whether actual, implied or threatened) of any of the terms, conditions or provisions of this Agreement, Employer’s remedies at law shall be inadequate. Accordingly, Employee acknowledges and agrees that in such event, Employer shall have the right to specific performance and/or injunctive relief without being required to show any actual damage to Employer or to post an injunction bond in addition to any and all other remedies and rights at law or in equity, all of which shall be cumulative. Employee further acknowledges and agrees that in the event that Employee violates the restrictions or obligations contained in this Agreement, the period of those restrictions and obligations shall be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violations cease. If an action and/or lawsuit should have to be brought by Employer against Employee to enforce the provisions of this Agreement or as a result of the breach thereof, Employee acknowledges and agrees that Employer shall be entitled to preliminary and permanent injunctive relief, actual damages, exemplary or punitive damages, as well as an award of reasonable attorney’s fees in the trial and appellate courts and costs and expenses of investigation and litigation. Moreover, Employer and Employee stipulate and agree that Employer shall be deemed to be the prevailing party (and therefore entitled to recover all of its reasonable attorney’s fees, costs and expenses) in any litigation concerning this Agreement (whether or not a court, for whatever reason, determines not to permanently and/or temporarily enjoin Employee from said employment), if Employer proves by a preponderance of the evidence that (i) Employee has disclosed or used any Confidential Business Information in violation of this Agreement; (ii) Employee has retained any Confidential Business Information or documentation which Employee was required by this Agreement to return to Employer; or (iii) Employee has engaged in any conduct violating the non-compete, non-solicitation or other terms of this Agreement.

8.    Waiver Of Trial By Jury. The parties to this Agreement know and understand that they have a constitutional right to a jury trial. The parties acknowledge that any dispute or controversy that may arise out of this Agreement will involve complicated and difficult factual and legal issues. The parties

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hereby waive any right to trial by jury in any proceeding arising out of or relating in any way to this Agreement, whether sounding in contract, tort or otherwise. The parties agree that either of them may file a copy of this Paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement between them to irrevocably waive trial by jury and that any proceeding whatsoever between them arising out of or relating in any way to this Agreement shall instead be tried by a court of competent jurisdiction by a judge sitting without a jury.

9.    Binding Effect. This Agreement may be assigned by Employer and shall inure to the benefit of Employer, its successors and assigns. This Agreement may not be assigned or transferred by Employee to any other person or entity.

10.    Severability. Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business or conciliatory purpose of such part or provision in a valid and enforceable manner, the remainder of this Agreement shall remain binding upon the parties. Specifically, Employer and Employee agree that in the event any court shall hold that the time, geographical area or any other provision stated in this Agreement constitute an unreasonable restriction on Employee, Employee hereby expressly agrees that the provisions of this Agreement shall not be rendered void, but shall apply to a term, geographical area or to such other extent as a court may deem a reasonable restriction under the circumstances.

11.    Governing Law and Venue. This Agreement is entered into in the State of Florida and shall be governed by and interpreted solely in accordance with the laws of the State of Florida, without regard to conflicts of laws provisions. Any action to enforce or relating to this Agreement shall be brought and decided in the state courts of Florida, and may not be removed to federal court. The parties consent to and submit themselves to the jurisdiction of the state courts of Florida with respect to any such action.

12.    Non-Waiver. Waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.

13.    Entire Agreement. This Agreement constitutes a single, fully integrated agreement expressing and representing the entire agreement and understanding of the parties as of the date of execution hereof with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, negotiations, discussions, understandings, representations, statements and writings between the parties relating thereto and with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto concerning the subject matter of this Agreement. No modification, alteration, amendment, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the parties to be bound thereto. Employee understands that this Agreement is not an employment agreement, and does not replace, alter, or supersede the at-will employment relationship between Employer and Employee, or any other Agreements that may exist between Employer and Employee including, but not limited to, work policies, hours, job duties, and compensation.

Exhibit 10.1 Page 13 of 27

14.    Communications. All notices or other communications which are required or permitted hereunder shall be in writing and deemed sufficient if delivered personally or sent by registered or certified U.S. Mail or by a nationally recognized overnight courier to the addresses as set forth in this Agreement or such other addresses as may be designated by the parties.

15.    Counterparts. This Agreement may be executed by the parties in separate counterparts and/or by facsimile, each of which when so executed and delivered shall be an original and binding and enforceable, but all such counterparts shall together constitute but one and the same instrument.

16.    Headings and Captions. The titles or captions of paragraphs and subparagraphs contained in this Agreement are for convenience and reference only and shall not be construed to define, limit, extend, or describe the scope of this Agreement nor the intent of any provision.

17.    Employer’s Discretion To Reduce Scope Of Covenants. Employee understands, acknowledges and agrees that Employer shall have the right, in its sole discretion, to reduce the scope of any covenants set forth in this Agreement without Employee’s consent, effective immediately upon receipt by Employee of written notice thereof from Employer.

IN WITNESS WHEREOF, this Agreement is made and entered into as of the date first above written.

Employee:	Menderes Akdag

Signature:	/S/ Menderes Akdag	Date: 11-12-2012

Address:	7136 NE 80th Drive

Boca Raton, FL 33487

For:	PETMED EXPRESS, INC., a Florida corporation

By:	/S/ Debbie Friedman	Date: 11/12/12

Name:	Debbie Friedman

Title:	HR Director

Exhibit 10.1 Page 14 of 27

EXHIBIT “B”

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into this 26 day of July, 2019, by and between Mendo Akdag (the "Indemnified Party") and PetMed Express, Inc., a Florida corporation (the "Corporation").

W I T N E S S E T H:

WHEREAS, it is essential to the Corporation to retain and attract as directors and officers the most capable persons available; and

WHEREAS, the substantial increase in corporate litigation subjects directors and officers to expensive litigation risks at the same time that the availability of directors' and officers' liability insurance is limited; and

WHEREAS, in addition, the indemnification provisions of the Florida Business Corporation Act (the "FBCA," as further defined below) expressly provide that such provisions are non-exclusive; and

WHEREAS, the Indemnified Party does not regard the protection available under the Articles of Incorporation and Bylaws of the Corporation and insurance, if any, as adequate in the present circumstances, and considers it a necessary condition to the Indemnified Party's agreement to serve as a director and/or officer of the Corporation to have adequate protection and appropriate contractual rights to indemnification from the Corporation, and the Corporation desires the Indemnified Party to serve in such capacity or capacities and to have such protection and rights as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, it is hereby agreed as follows:

1. Definitions. For the purposes of this Agreement, the terms below shall have the indicated meanings except where the context in which such a term is used in this Agreement clearly indicates otherwise:

(a) Affiliate means, as to any Person (the "first Person"), any other Person that, either directly or indirectly, controls, is controlled by or is under common control with the first Person; and the term "control" (including in correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any first Person, means the possession by any other Person, either directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of the first Person, whether through the ownership of voting securities, by contract or otherwise.

(b) Associate means, as to any Person, a director, officer, employee, agent, consultant, independent contractor, stockholder or partner of such Person.

(c) Board means the Board of Directors of the Corporation.

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(d) Evaluation Date means, as to any Indemnification Notice, the date that is thirty (30) calendar days after the date of receipt by the Board of such Indemnification Notice.

(e) Expenses means any and all costs or expenses (other than Liabilities), including but not limited to Legal Fees, and including interest on any of the foregoing, actually and reasonably paid or incurred by the Indemnified Party on account of or in connection with any Proceeding; and Expense means any one of the Expenses.

(f) Expense Advance Request means the request provided for by Section 2(b)(iv) of this Agreement.

(g) FBCA means the Florida Business Corporation Act, Chapter 607, Florida Statutes, and any successor statute.

(h) Final Judicial Determination means a determination by a Court of competent jurisdiction as to which all rights of appeal therefrom have been exhausted or have lapsed.

(i) Hold Harmless Agreement means the agreement provided for by Section 2(c)(i) of this Agreement.

(j) Indemnification Notice means the notice provided for by Section 2(b) of this Agreement.

(k) Legal Fees means the fees and disbursements of legal counsel, legal assistants, experts, accountants, consultants and investigators, before and at trial, in appellate or bankruptcy proceedings and otherwise actually and reasonably paid or incurred by the Indemnified Party on account of or in connection with any Proceeding.

(l) Liabilities means any and all liabilities of every type whatsoever (other than an Expense), including, but not limited to, judgments, assessments, fines, penalties, excise or other taxes and amounts paid in settlement, and including interest on any of the foregoing, actually and reasonably paid, incurred or suffered by the Indemnified Party on account of or in connection with any Proceeding; and Liability means any one of the Liabilities.

(m) Non-indemnifiable Conduct means any act or omission to act of the Indemnified Party material to a Proceeding as to which indemnification is sought under this Agreement, which act or omission to act is not subject to indemnification by the Corporation under the provisions of Section 607.0850, Florida Statutes, or any other then-applicable law.

(n) Person means any natural person or individual, or any artificial person, including any corporation, association, unincorporated organization, partnership, joint venture, firm, company, business, trust, business trust, limited liability company, government, public body or authority, governmental agency or department, and any other entity.

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(o) Plan means any employee benefit or welfare benefit plan sponsored by the Corporation or any of its Affiliates.

(p) Proceeding means any threatened, pending or completed claim, demand, inquiry, investigation, action, suit or proceeding, regarding any matter (including but not limited to matters arising under or relating to federal or state securities laws, laws relating to the protection of the environment, the Employee Retirement Income Security Act of 1974 ("ERISA") or other laws for the benefit or protection of employees, federal or state tax laws, laws relating to discrimination against persons or groups, or any other civil or criminal law), whether formal or informal, or whether brought by or in the right of the Corporation, whether brought by a governmental body, agency or representative or by any other Person, and whether of a civil, criminal, administrative or investigative nature, and includes any Third Party Proceeding.

(q) Third Party Proceeding means any Proceeding against the Indemnified Party by, or any Proceeding by the Indemnified Party against, any third party.

2. Indemnification Generally.

(a) Extent of Indemnity.

(i) Grant of Indemnity. The Corporation shall indemnify the Indemnified Party to the fullest extent permitted by applicable law in effect on the date hereof as such law may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights and protection than the law permitted the Corporation to provide before such amendment). Without in any manner limiting the generality of the immediately preceding sentence, but subject to and upon the terms and conditions of this Agreement, the Corporation shall indemnify and hold harmless the Indemnified Party in respect of:

(1) any and all Liabilities that may be incurred or suffered by the Indemnified Party as a result of or arising out of prosecuting, defending, settling, investigating or being a witness in any Proceeding in which the Indemnified Party may be or may have been involved as a party or otherwise, arising out of the fact that the Indemnified Party is or was an Associate of the Corporation or any of its Affiliates, or serves or served as an Associate in or for any Person at the request of the Corporation (including without limitation service as a trustee or in any other fiduciary or similar capacity for or in connection with any Plan maintained by the Corporation or any of its Affiliates or for the benefit of any of the employees of the Corporation or any of its Affiliates, or service on any trade association, civic, religious, educational or charitable boards or committees);

(2) any and all Liabilities that may be incurred or suffered by the Indemnified Party as a result of or arising out of or in connection with any attempt (regardless of its success) by any Person to charge or cause the Indemnified Party to be charged with wrongdoing or with financial responsibility for damages arising out of or incurred in connection with the matters indemnified against in this Agreement; and

Exhibit 10.1 Page 17 of 27

(3) any and all Expenses that may be incurred or suffered by the Indemnified Party as a result of or arising out of, incident to or in connection with any of the matters indemnified against in this Agreement.

(ii) Coordination With Insurance. The obligations of the Corporation under this Agreement are not conditioned in any way on any attempt, whether or not successful, by the Indemnified Party or by the Corporation to collect from an insurer any amount under any insurance policy.

(iii) Limitations. In no case shall any indemnification or advancement or payment of Expenses be provided under this Agreement to or on behalf of or for the direct or indirect benefit of the Indemnified Party by the Corporation:

(1) In any Proceeding brought by or in the name or interest of the Indemnified Party against the Corporation, except as set forth in Section 6(e) of this Agreement;

(2) In any Proceeding brought by the Corporation against the Indemnified Party, which action is initiated at the direction of the Board, except as set forth in Section 6(e) of this Agreement; or

(3) for any Non-indemnifiable Conduct, but no limitation contained in this Section 2(a)(iii)(3) shall prohibit or otherwise restrict, or provide the Corporation with a basis to withhold payments with respect to, the indemnification of the Indemnified Party (subject to the repayment provisions of Section 2(g) of this Agreement) unless and until a determination is made pursuant to the provisions of this Agreement that the Indemnified Party's actions or omissions to act constitute such Non-indemnifiable Conduct.

(b) Claims for Indemnification.

(i) Submission of Claims. Whenever any claims shall arise for indemnification under this Agreement, the Indemnified Party shall notify the Corporation as promptly as reasonably practicable after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim (an "Indemnification Notice"). The Indemnification Notice shall specify in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification right, the positions and allegations of the parties to any related Proceeding and the factual bases therefor, and the amount or an estimate of the amount of Liabilities and Expenses reasonably expected to arise therefrom (or a statement to the effect that such Liabilities and Expenses cannot be reasonably estimated). A delay by the Indemnified Party in providing such notice shall not relieve the Corporation from its obligations under this Agreement unless and then only to the extent that the Corporation is materially and adversely affected by the delay. If the Indemnified Party desires to personally retain the services of an attorney in connection with any Proceeding, the Indemnified Party shall notify the Corporation of such desire in the Indemnification Notice relating thereto, and such notice shall identify the counsel to be retained.

(ii) Presumption of Right to Indemnification. Upon submission of an Indemnification Notice to the Corporation, the Board shall review such Indemnification Notice and endeavor to

Exhibit 10.1 Page 18 of 27

determine whether the Indemnified Party is entitled to indemnification under this Agreement with respect to the matters described therein. As of the Evaluation Date, unless the Board has reasonably determined that the Indemnified Party is not entitled to indemnification under this Agreement with respect to the matters described in such Indemnification Notice, there shall be created a presumption that the Indemnified Party is entitled to such indemnification. Such presumption shall continue, and indemnification shall be provided under this Agreement, unless and until such time as the Board shall reasonably determine that the Indemnified Party is not entitled to indemnification under this Agreement. This paragraph is procedural only and shall not affect the right of the Indemnified Party to indemnification under this Agreement. Any determination by the Board that the Indemnified Party is not entitled to indemnification under this Agreement and any failure to make any advancements or payments requested in an Indemnification Notice or otherwise shall be subject to judicial review.

(iii) Limitation on Adverse Determinations by the Board. Subject to applicable law, no determination by the Board that the Indemnified Party is not entitled to indemnification under this Agreement shall be given effect under this Agreement unless (i) such determination is made in good faith and is based upon clear and convincing evidence, (ii) such determination is made by a vote of a majority of the Corporation's directors at a meeting at which a quorum is present, and (iii) the Indemnified Party is given written notice of such meeting at least 10 days in advance of such meeting and is given a meaningful opportunity to present at such meeting information in support of the claim for indemnification.

(iv) Expenses.

(1) With respect to any Proceeding as to which the Indemnified Party is entitled (or is presumed to be entitled) to indemnification under this Agreement, Expenses incurred or required to be incurred by or on behalf of the Indemnified Party in connection with such Proceeding, but prior to the final disposition of such Proceeding, shall be advanced or paid or caused to be advanced or paid by the Corporation to or on behalf of the Indemnified Party notwithstanding that there has been no final disposition of such Proceeding, to the extent provided in the immediately following paragraph.

(2) For purposes of determining whether to authorize advancement or payment of Expenses pursuant to the immediately preceding paragraph, the Indemnified Party shall from time to time submit to the Board a statement requesting advancement of Expenses (an "Expense Advance Request"). Each Expense Advance Request shall set forth (i) in reasonable detail, all Expenses already incurred or required to be incurred by the Indemnified Party and the reason therefor, and (ii) an undertaking by the Indemnified Party, in form and substance reasonably satisfactory to the Corporation, to repay all of the Expenses advanced or paid by the Corporation if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified with respect to such Proceeding by the Corporation under this Agreement or otherwise. Upon receipt of an Expense Advance Request satisfying the foregoing requirements, as to each Expense set forth therein, unless the Board reasonably determines that the Indemnified Party is not entitled to advancement or payment of such Expense, the Corporation shall, within 10 business days thereafter (or, if later as to any Expense yet to be incurred by the Indemnified Party, on or before the date that is three business days prior to the date such Expense is required

Exhibit 10.1 Page 19 of 27

to be paid by the Indemnified Party), pay or cause to be paid by the Corporation the amount of such Expense to or on behalf of the Indemnified Party. No security shall be required in connection with any Expense Advance Request, and the ability or inability of the Indemnified Party to make repayment shall not be considered in any evaluation of an Expense Advance Request.

(c) Rights to Defend or Settle; Third Party Proceedings, etc.

(i) Corporation's Right to Defend or Settle. If, at any time, the Corporation shall provide the Indemnified Party with an agreement in writing, in form and substance reasonably satisfactory to the Indemnified Party and the Indemnified Party's counsel, agreeing to indemnify, defend or prosecute and hold the Indemnified Party harmless from all Liabilities and Expenses arising from any Third Party Proceeding (a "Hold Harmless Agreement"), and demonstrating to the reasonable satisfaction of the Indemnified Party the Corporation's financial ability to accomplish such indemnification, the Corporation may thereafter at its own expense undertake full responsibility for the defense or prosecution of such Third Party Proceeding. The Corporation may contest or settle any such Third Party Proceeding for money damages on such terms and conditions as it deems appropriate but shall be obligated to consult in good faith with the Indemnified Party and not to contest or settle any Third Party Proceeding involving injunctive or equitable relief against or affecting the Indemnified Party or the Indemnified Party's properties or assets without the prior written consent of the Indemnified Party, such consent not to be withheld unreasonably. The Indemnified Party may participate at the Indemnified Party's own expense and with the Indemnified Party's own counsel in the defense or prosecution of a Third Party Proceeding controlled by the Corporation. Such participation shall not relieve the Corporation of its obligation to indemnify the Indemnified Party under this Agreement with respect to such Third Party Proceeding.

(ii) Indemnified Party's Rights to Settle or Defend. If the Corporation fails to deliver a reasonably satisfactory Hold Harmless Agreement and evidence of financial ability as contemplated by the preceding paragraph within 10 days after receipt by the Board of an Indemnification Notice, the Indemnified Party may contest or settle the Third Party Proceeding on such terms as the Indemnified Party sees fit but shall not reach a settlement with respect to the payment of money damages without consulting in good faith with the Corporation. The Corporation may participate at its own expense and with its own counsel in defense or prosecution of a Third Party Proceeding pursuant to this Section 2(c)(ii), but any such participation shall not relieve the Corporation of its obligations to indemnify the Indemnified Party under this Agreement. As to any Third Party Proceeding as to which the Indemnified Party is entitled (or is presumed to be entitled) to indemnification under this Agreement, unless and until such time as the Corporation at its own expense undertakes full responsibility for and control of the defense or prosecution of such Third Party Proceeding, the Indemnified Party shall be entitled to indemnification under this Agreement with respect any Expenses of the Indemnified Party, including Legal Fees, relating to such Third Party Proceeding. Notwithstanding the foregoing, the Corporation may at any time deliver to the Indemnified Party a reasonably satisfactory Agreement of Indemnity and evidence of financial ability as contemplated by the preceding paragraph, and thereafter at its own expense undertake full responsibility for and control of the defense or prosecution of such Third Party Proceeding.

Exhibit 10.1 Page 20 of 27

(iii) Expenses as to Third Party Proceeding. All Expenses incurred in defending or prosecuting any Third Party Proceeding shall be advanced or paid in accordance with the procedure set forth in Section 2(b)(iv) of this Agreement.

(iv) Addressing Liens, Attachments, Etc. If by reason of any Third Party Proceeding as to which the Indemnified Party is entitled (or is presumed to be entitled) to indemnification under this Agreement, a lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnified Party, the Corporation shall promptly furnish a reasonably satisfactory indemnity bond to obtain the prompt release of such lien, attachment, garnishment or execution.

(v) Cooperation. The Indemnified Party shall cooperate in the prosecution or defense of any Third Party Proceeding that is controlled by the Corporation, but the Indemnified Party shall continue to be entitled to advancement or payment of Expenses incurred by him or her in connection therewith as provided in this Agreement.

(d) Powers of Attorney; Access to Records. The parties to this Agreement shall execute such powers of attorney as may be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may be reasonably related to any such proceeding, shall provide to the counsel, accountants and other representatives of each party access during normal business hours to all properties, personnel, books, records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may be reasonably requested (certified, if requested).

(e) Choice of Counsel. In all matters as to which indemnification is or may be available to the Indemnified Party under this Agreement, the Indemnified Party shall be free to choose and retain counsel, provided that the Indemnified Party shall secure the prior written consent of the Corporation as to such selection, which consent shall not be unreasonably withheld.

(f) Consultation. If the Indemnified Party desires to retain the services of an attorney prior to the determination by the Corporation as to whether it will undertake the defense or prosecution of the Third Party Proceeding as provided in Section 2(c) of this Agreement, the Indemnified Party shall notify the Corporation of such desire in the Indemnification Notice delivered pursuant to Section 2(b)(i), and such Indemnification Notice shall identify the counsel to be retained. The Corporation shall then have 10 days within which to advise the Indemnified Party whether it will assume the defense or prosecution of the Third Party Proceeding in accordance with Section 2(c)(i) hereof. If the Indemnified Party does not receive an affirmative response within such ten-day period, he or she shall be free to retain counsel of his or her choice, and the indemnity provided in Section 2(a) shall apply to the Expenses incurred by the Indemnified Party after the expiration of such 10-day period. Expenses incurred by the Indemnified Party prior to the expiration of such 10-day period shall be covered by the indemnity of Section 2(a), to the extent that representation prior to the expiration of the 10-day period is determined by the Board to be necessary to protect any material interests of the Indemnified Party.

Exhibit 10.1 Page 21 of 27

(g) Repayment. Notwithstanding the other provisions of this Agreement to the contrary, if the Corporation has paid or advanced any Liabilities or Expenses under this Agreement (including pursuant to an Expense Advance Request) to, on behalf of or for the benefit of the Indemnified Party and if it is determined, by a Final Judicial Determination, that the Indemnified Party's actions or omissions to act constituted Non-indemnifiable Conduct or that the Indemnified Party otherwise is not or was not entitled to such payment or advance or that the Indemnified Party is required to reimburse or repay the Corporation for the amount thereof, the Indemnified Party shall and does hereby undertake in such circumstances to reimburse the Corporation for any and all such amounts previously paid to or for the benefit of the Indemnified Party. Such reimbursement shall be without interest, except that interest calculated as provided in Section 5(e)(ii) shall begin to accrue 20 days after the date of the Final Judicial Determination.

3. Representations and Agreements of the Corporation.

(a) Authority. The Corporation represents, covenants and agrees that it has the corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board. This Agreement is a valid and binding obligation of the Corporation and is enforceable against the Corporation in accordance with its terms.

(b) Non-contestability. The Corporation represents, covenants and agrees that it will not initiate, and that it will use its best efforts to cause any of its Affiliates not to initiate, any action, suit or proceeding challenging the validity or enforceability of this Agreement.

4. Good Faith Judgment. The Corporation represents, covenants and agrees that it will exercise good faith judgment in determining the entitlement of the Indemnified Party to indemnification under this Agreement.

5. Relationship of this Agreement to Other Indemnities.

(a) Non-exclusivity.

(i) This Agreement and all rights granted to the Indemnified Party under this Agreement are in addition to and shall not be deemed to be exclusive with or of any other rights that may be available to the Indemnified Party under any Articles of Incorporation, bylaw, statute, agreement, or otherwise. To the extent that any change to applicable law (whether by statute or judicial decision) shall permit any broader indemnification by agreement than would be afforded under the provisions of this Agreement, it is the intent of the parties to this Agreement that the Indemnified Party shall enjoy by this Agreement the broader rights and protection so afforded by such change.

(ii) The rights, duties and obligations of the Corporation and the Indemnified Party under this Agreement do not limit, diminish or supersede the rights, duties and obligations of the Corporation and the Indemnified Party with respect to the indemnification afforded to the Indemnified Party under any liability insurance, the FBCA, or under the bylaws or the Articles of

Exhibit 10.1 Page 22 of 27

Incorporation of the Corporation. In addition, the Indemnified Party's rights under this Agreement will not be limited or diminished in any respect by any amendment to the bylaws or the Articles of Incorporation of the Corporation.

(b) Availability, Contribution, Subrogation, Etc.

(i) The availability or non-availability of indemnification by way of any insurance policy, Articles of Incorporation, bylaw, vote of stockholders, or otherwise from the Corporation to the Indemnified Party shall not affect the right of the Indemnified Party to indemnification under this Agreement, provided that all rights under this Agreement shall be subject to applicable statutory provisions in effect from time to time, except as otherwise expressly provided by this Agreement.

(ii) Notwithstanding any contrary provisions contained in this Agreement, any funds received by the Indemnified Party by way of indemnification or payment from any source other than from the Corporation under this Agreement shall reduce any amount otherwise payable to the Indemnified Party under this Agreement.

(iii) If the Indemnified Party is entitled under any provision of this Agreement to indemnification by the Corporation for some claims, issues or matters, but not as to other claims, issues or matters, or for some or a portion of Liabilities or the Expenses actually and reasonably incurred by him or her or amounts actually and reasonably paid in settlement by him or her in the investigation, defense, appeal or settlement of any matter for which indemnification is sought under this Agreement, but not for the total amount thereof, the Corporation shall indemnify the Indemnified Party for the portion of such claims, issues or matters, or the portion of such Liabilities or Expenses to which the Indemnified Party is entitled.

(iv) If for any reason it is determined by a court of competent jurisdiction, in a decision which neither party to this Agreement properly appeals or which decision is affirmed on appeal, that the indemnity provided under this Agreement is unavailable, or if for any reason the indemnity under this Agreement is insufficient to hold the Indemnified Party harmless as provided in this Agreement, then, in any such event, the Corporation shall contribute to the amounts paid or payable by the Indemnified Party in such proportion as equitably reflects the relative benefits received by, and fault of, the Indemnified Party and the Corporation and its Affiliates and its and their respective Associates.

6. Miscellaneous.

(a) All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic telephone line facsimile transmission or other similar electronic or digital transmission method; the day after it is sent, if sent by recognized overnight delivery service with all fees payable by the sender; and five days after it is sent, if mailed, first class mail, postage prepaid. In each case notice shall be sent to:

Exhibit 10.1 Page 23 of 27

If to the Indemnified Party:

the Indemnified Party's address on file with the Corporation

If to the Corporation:

the Corporation's principal executive offices, Attention Chief Executive Officer to such other address as either party may have specified in writing to the other using the procedures specified above in this Section 6(a).

(b) Governing Law. This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Florida (but any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).

(c) Severability. Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

(d) Specific Enforcement; Presumption.

(i) The parties agree and acknowledge that in the event of a breach by the Corporation of its obligations under this Agreement, or a breach of any other material provision of this Agreement, damages at law will be an insufficient remedy to the Indemnified Party. Accordingly, the parties agree that, in addition to any other remedies or rights that may be available to the Indemnified Party, the Indemnified Party shall also be entitled, upon application to a court of competent jurisdiction, to obtain temporary or permanent injunctions to compel specific performance of the obligations of the Corporation under this Agreement.

(ii) There shall exist in any action to enforce the rights of the Indemnified Party under this Agreement a rebuttable presumption that the Indemnified Party is entitled to indemnification under this Agreement, and the burden of proving that the Indemnified Party is not entitled to indemnification under this Agreement shall be on the Corporation. Neither the failure of the Corporation (through the Board or independent legal counsel), prior to the commencement of such action, to have made a determination that the Indemnified Party is entitled to indemnification under this Agreement, nor an actual determination by the Corporation (through the Board or independent legal counsel) that the Indemnified Party is not entitled to indemnification under this Agreement, shall (X) constitute a defense to the action, (Y) create a presumption that the Indemnified Party is not entitled to indemnification under this Agreement,

Exhibit 10.1 Page 24 of 27

or (Z) otherwise alter the presumption in favor of the Indemnified Party referred to in the immediately preceding sentence.

(e) Cost of Enforcement; Interest.

(i) If the Indemnified Party engages the services of an attorney or any other third party or in any way initiates legal action to enforce his rights under this Agreement, including but not limited to the collection of monies due from the Corporation to the Indemnified Party, the prevailing party shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys' fees before and at trial, in appellate proceedings and otherwise). Should the Indemnified Party prevail, such costs and expenses shall be in addition to monies otherwise due the Indemnified Party under this Agreement.

(ii) If any monies shall be due the Indemnified Party from the Corporation under this Agreement (including under an Expense Advance Request) and shall not be paid within 30 days from the date of written request for payment, interest shall accrue on such unpaid amount at the rate of 2% per annum in excess of the prime rate announced from time to time by Citibank, New York, New York, or such lower rate as may be required to comply with applicable law from the date when due until it is paid in full.

(f) No Assignment. Any claim, right, title, benefit, remedy or interest of the Indemnified Party in, to or under or arising out of or in connection with this Agreement is personal and may not be sold, assigned, transferred, pledged or hypothecated, but the provisions of this Agreement shall survive the death, disability or incapacity of the Indemnified Party or the termination of the Indemnified Party's services as a director or officer of the Corporation, or in any other capacity as to which indemnification is available under this Agreement, and shall inure to the benefit of the Indemnified Party's heirs, devisees, executors, administrators and other legal representatives. This Agreement shall inure to the benefit of and shall be binding upon the successors in interest and assigns of the Corporation, including any successor corporation resulting from a merger, consolidation, recapitalization, reorganization, sale of all or substantially all of the assets of the Corporation, or any other transaction resulting in the successor corporation assuming the liabilities of the Corporation under this Agreement (by operation of law or otherwise).

(g) No Third Party Beneficiaries. This Agreement is not intended to benefit, and has not been entered into for the benefit of, any third parties and, other than as set forth in the preceding paragraph as to heirs, devisees, assignees, executors, administrators, other legal representatives and successors, nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any Person, except the Corporation and the Indemnified Party, any claim, right, benefit or remedy under or because of this Agreement or any provision set forth in this Agreement.

(h) Construction. As used in this Agreement, (1) the word "including" is always without limitation; and (2) the words in the singular number include words of the plural number and vice versa; and the use of any gender shall include all genders where the context so permits.

Exhibit 10.1 Page 25 of 27

(i) Further Assurances. The parties to this Agreement shall execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements or instruments and shall cooperate with one another in all respects for the purpose of carrying out the intent of the parties as expressed in this Agreement.

(j) Venue; Process. The parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Circuit Court of the State of Florida in and for Palm Beach County, or in the United States District Court for the Southern District of Florida. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

(k) Waiver and Delay. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit of such waived term or provision by an instrument in writing duly executed by or on behalf of the party entitled to the benefit of such waived term or provision. No waiver by any party to this Agreement of any term or provision of this Agreement shall operate or be construed as a waiver of any other term or provision of this Agreement, whether or not similar. No delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such right, power or privilege.

(l) Construction. Each party to this Agreement severally acknowledges and confirms that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be utilized in the interpretation or construction of this Agreement.

(m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.

Exhibit 10.1 Page 26 of 27

(n) Headings. The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PETMED EXPRESS, INC. By: /s/ Bruce S Rosenbloom Name: Bruce S Rosenbloom Title: CFO

INDEMNIFIED PARTY:

/s/ Menderes Akdag
(Signature)

Menderes Akdag
(Print Name)

Exhibit 10.1 Page 27 of 27